Exhibit (6)(c)

AMENDMENT NO. 1

TO

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Amendment No. 1 (this “Amendment”), dated August 9, 2018, to the Expense Support and Conditional Reimbursement Agreement, dated August 20, 2013 (the “Agreement”), is entered into by and between FS GLOBAL CREDIT OPPORTUNITIES FUND, a Delaware statutory trust (the “Company”), and FRANKLIN SQUARE HOLDINGS, L.P., a Pennsylvania limited partnership (“FSH”). Capitalized terms used by not defined in this Amendment have the meanings given to them in the Agreement.

WHEREAS, the Company and FSH desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Amendment to Section 1(a).

a.

This section shall be removed and replaced in its entirety as follows: “On a quarterly basis, FSH shall reimburse the Company for operating expenses in an amount equal to the difference between the Company’s cumulative distributions paid to the Company’s common shareholders in each calendar quarter less Available Operating Funds (defined below) received by the Company on account of its investment portfolio during such calendar quarter. Any payments required to be made by FSH pursuant to the preceding sentence shall be referred to herein as an “Expense Payment.” ”

2.	Amendment to Section 2(a).

a.

This section shall be removed and replaced in its entirety as follows: “Following any calendar quarter in which Available Operating Funds exceed the cumulative ordinary cash distributions paid by the Company on its common shares in such quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2(b), 2(c) and 2(d), as applicable, to FSH until such time as all Expense Payments made by FSH to the Company within three years prior to the last business day of such calendar quarter have been reimbursed. Any payments required to be made by the Company pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” ”

3.	Amendment to Section 2(c).

a.

The third to last sentence of this section shall be removed and replaced in its entirety as follows: “For purposes of this Agreement, “Other Operating Expenses” means the Company’s total Operating Expenses (as defined below), excluding the base management fees, incentive fees, organization and offering expenses, financing fees and costs, interest expense, dividends paid on the Company’s preferred shares and extraordinary expenses.”

4.	Amendment to Section 2(d).

a.

This section shall be removed and replaced in its entirety as follows: “Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any calendar quarter shall be made if the annualized rate of regular cash distributions declared by the Company on its common shares at the time of such Reimbursement Payment is less than the annualized rate of regular cash distributions declared by the Company on its common shares at the time the Expense Payment was made to which such Reimbursement Payment relates.”

5.	Miscellaneous.

a. Effectiveness of Amendment. In accordance with Section 4(e) of the Agreement, this Amendment shall be effective as of the date hereof.

b. Effect on the Agreement. Except as specifically amended by this Amendment, all other terms and conditions of the Agreement in all other respects remain unmodified and in full force and effect. On and after the date hereof, each reference in the Agreement to “this Agreement,” “herein,” “hereunder” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment.

c. Headings. All Section titles or captions contained in this Amendment are for convenience only and shall not be deemed to be a part of this Amendment or affect the meaning or interpretation of this Amendment.

d. Governing Law. Notwithstanding the place where this Amendment may be executed by any of the parties hereto, this Amendment shall be construed in accordance with the laws of the State of Delaware. For so long as the Company is regulated as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), this Amendment shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

e. Counterparts. This Amendment may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

f. Invalidity. If any provision of this Amendment shall be determined to be void, invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Amendment shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

FS GLOBAL CREDIT OPPORTUNITIES FUND

By:

Name: Michael C. Forman
Title: Chief Executive Officer

FRANKLIN SQUARE HOLDINGS, L.P.

By:

Name: Michael C. Forman
Title: Chief Executive Officer